Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

ALTABA ANNOUNCES EXTENSION OF TENDER OFFER

TO PURCHASE UP TO 195,000,000 SHARES OF ITS COMMON STOCK

FOR ALIBABA ADSS AND CASH

NEW YORK — July 2, 2018 — Altaba Inc. (“Altaba” or the “Fund”) (NASDAQ: AABA) announced today the extension of its previously announced tender offer to purchase up to 195,000,000 issued and outstanding shares of its common stock, at a purchase price per share equal to (A) 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited (“Alibaba”) and (B) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less applicable withholding taxes and without interest, until August 8, 2018 at 5:00 p.m., New York City time, unless the tender offer is further extended or withdrawn by the Fund.

The tender offer was previously scheduled to expire on July 11, 2018 at 11:59 p.m., New York City time. As of the close of business on July 2, 2018, Computershare Trust Company N.A., the exchange agent for the tender offer, has advised that approximately 156,676 shares of Altaba’s common stock have been tendered and not withdrawn. Holders of Altaba common stock who have already tendered their shares do not have to re-tender their securities or take any other action as a result of the extension of the expiration date of the tender offer.

Unless the tender offer is further extended, the “Alibaba VWAP” (determined as described in the Fund’s Offer to Purchase dated June 7, 2018, as amended (the “Offer to Purchase”)) will be the daily volume-weighted average price for an Alibaba ADS on August 6, 2018, the second trading day prior to the revised expiration date.

The Alibaba ADSs to be exchanged pursuant to the tender offer are being offered and exchanged pursuant to the exemption from registration under the Securities Act of 1933 (the “1933 Act”) provided by Section 4(a)(1) of the 1933 Act.

The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase, including the condition that the United States Securities and Exchange Commission (the “SEC”) shall have granted an exemptive order permitting participation by any stockholder of the Fund who is an “affiliated person” of the Fund either (x) solely by reason of owning, controlling or holding the power to vote 5% or more of the shares or (y) because it is a fund managed by one of the Fund’s external investment advisors. The tender offer has been extended because the Fund does not anticipate receiving the exemptive order prior to the previously scheduled expiration date of the tender offer.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, the related Letter of Transmittal and other related documentation that were filed with the SEC on June 7, 2018, as amended. The Fund will continue to update stockholders with respect to the tender offer as appropriate, including to provide supplemental information and equal prominence to disclosure relating to its estimated current net asset value consistent with the methodology used to calculate its estimated current net asset value as disclosed on the Fund’s dedicated website containing information about the consideration offered in the tender offer (http://www.innisfreema.com/tender/aaba).

J.P. Morgan Securities LLC is serving as dealer manager for the tender offer, Innisfree M&A Incorporated is serving as information agent for the tender offer and Computershare Trust Company, N.A. is serving as exchange agent for the tender offer. For more information about the tender offer, please contact Innisfree M&A Incorporated at (877) 750-9497.

None of the Fund, the Fund’s affiliates or subsidiaries, the Fund’s investment advisors, the dealer manager, the information agent or the exchange agent has made or is making any recommendation to the Fund’s stockholders as to whether to tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. Stockholders are urged to consult their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders, as they may be amended or supplemented from time to time. Stockholders should read those materials and the documents incorporated therein by reference carefully because they contain important information, including the terms and conditions of the tender offer. The Fund has filed a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”) with the SEC. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and other related materials, are also available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Innisfree M&A Incorporated. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Altaba Inc.

Altaba is an independent, publicly traded, non-diversified, closed-end management investment company registered under the 1940 Act. The Fund’s assets primarily—but not entirely—comprise two investments: the first a substantial position in Alibaba, which has become one of the world’s largest online retailers, and the second in Yahoo Japan Corporation, now a leading Japanese internet company.

Prior to June 16, 2017, Altaba was known as “Yahoo! Inc.” Altaba was created from Yahoo! Inc. after the sale of its operating businesses, at which time Yahoo! Inc. reorganized as an investment company, was renamed Altaba Inc., and began trading under the Nasdaq ticker symbol AABA.

Visit www.altaba.com for more information.

Investor Relations and Media Contact

Abernathy MacGregor

Alan Oshiki or Mike Pascale

212-371-5999

altaba@abmac.com

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements as to the amount, timing and manner of the tender offer, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to our portfolio investments, operations, financial results, financial condition, business prospects, liquidity and planned transactions. Factors which could have a material adverse effect on our operations, future prospects and value of our shares include, but are not limited to:

•	the risk that Altaba may not be able to complete the tender offer and purchase the shares pursuant to the tender offer or otherwise;

•	the risk that Altaba may not be able to achieve the benefits contemplated by the tender offer;

•	the risk that Altaba may not be able to complete the sale of a portion of its Alibaba ADSs pursuant to sales in open market transactions and/or in private dispositions not executed or recorded on a public exchange or quotation service;

•	the possibility that the value of Altaba’s investment assets decline, including the equity securities of Alibaba it holds in its investment portfolio, and certain other investments;

•	the less liquid nature of certain investments;

•	risks with respect to the sufficiency of our available sources of liquidity to meet operating requirements;

•	risks with respect to the future outcome of legal proceedings in which we are involved;

•	the possibility of incurring certain tax liabilities, including certain state and foreign taxes, and the availability of a foreign tax credits with respect to Altaba’s federal income tax;

•	the possibility that a “blockage discount” may not be available for purposes of determining Altaba’s U.S. federal income tax liability on the exchange of Alibaba ADSs pursuant to the tender offer;

•	risks with respect to our contractual arrangements and relationships with third parties, including creditors and counterparties to certain call spread agreements imposing obligations on us that hinder our ability to effectuate Altaba’s objectives;

•	the possibility that Altaba will pursue other transactions or other actions, including continuing to sell shares of Yahoo Japan Corporation consistent with the Fund’s previously announced intent, additional exchange offers of Alibaba ADSs (with or without cash) for shares, additional sales of Alibaba ADSs for cash, additional repurchases of shares either through tender offers or open market purchases using the proceeds from sales of Alibaba ADSs and/or shares of Yahoo Japan Corporation, converting to an open end fund to permit redemptions of shares in-kind for Alibaba ADSs and adoption of a plan of liquidation and dissolution followed by one or more distributions of cash and/or other assets pursuant to such plan; and

•	Altaba’s intention to retain sufficient assets to be able to satisfy or provide for its contingent liabilities before making any additional distributions to stockholders.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Offer to Purchase. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the caption “Principal Risks” in our Form N-CSR for the fiscal year end December 31, 2017 filed with the SEC and other documents we file with or furnish to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Because we are an investment company, the forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934, as amended.

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